UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 1, 2015 (April 28, 2015)

WEX INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

97 Darling Avenue, South Portland, ME	04106
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code	(207) 773-8171

Not Applicable
(Former name or former address if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

S:\WEX Inc\SEC FILINGS\2015\Form 8-K\4.28.2015\WEX Form 8-K 4.28.2015.c.docx

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2015, WEX Inc. ("WEX") entered into a one year receivables securitization facility (the "Receivables Facility") pursuant to (i) a Receivables Acquisition and Servicing Agreement ("RASA"), amongst WEX Australia Pty Ltd., WEX Fuel Cards Australia Ltd. (WEX Australia Pty Ltd. and WEX Fuel Cards Australia Ltd., collectively, the “Sellers”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“Manager”), Perpetual Corporate Trust Limited (“Buyer”) in its capacity as trustee of the Southern Cross WEX 2015-1 Trust ("Trust") and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Sydney Branch ("BTMU"), as administrative agent, managing agent and financial institution. Under the terms of the RASA, the Sellers sell at a discount or contribute certain of their trade accounts receivable, related collections and security interests (the "Receivables") to the Buyer on a revolving basis. Under the terms of the RASA, the Sellers sell to the Buyer (together with BTMU, the "Purchasers") an undivided ownership interest in the Receivables for up to $125 million Australian (or approximately $100 million US), subject to additional contributions, which may increase the maximum amount of aggregate investments made by the Purchasers. The proceeds from the Trust initial investment have been used to finance the Trust’s initial Receivables purchase from the Sellers. Rather than remitting to the Trust the amount collected on the Receivables, collected funds are reinvested to purchase additional Receivables from the Sellers through the term of the agreement, subject to the Sellers generating sufficient eligible Receivables to replace collected balances. Because the Receivables are held in a separate bankruptcy-remote corporate entity, the Receivables will be available first to satisfy creditors, including the Purchasers. At the end of the initial one year term, the financial institutions may elect to renew their commitments under the RASA.
Under the RASA, the Sellers pay a variable interest rate on the outstanding balance based on the Australian Bank Bill Rate, which as of April 30, 2015, was 2.20 percent, plus a margin, payable monthly in arrears. The Sellers also paid an arrangement fee upon closing of the securitization facility.
The RASA contains customary representations and warranties and customary covenants. The RASA also contains customary default and termination provisions which provide for the cessation of purchases of receivables under the RASA upon the occurrence of certain specified events with respect to the Sellers, including, but not limited to (i) the Sellers’ failure to maintain certain insurance and authorizations, (ii) failure by Sellers to pay certain indebtedness, (iii) certain insolvency events with respect to Sellers, (iv) certain judgments entered against Sellers, (v) certain security interests filed with respect to the specific assets of Sellers, and (vi) breach of certain financial ratios designed to capture events negatively affecting the overall credit quality of the Receivables securing amounts invested by the Purchasers.
WEX has provided to Sellers a customary guarantee and indemnity pursuant to which WEX has agreed to guaranty the performance by the Sellers of their obligations under the RASA. As is customary for such parent undertakings, WEX is not guarantying the collection of any of the Receivables and WEX will not be responsible for any obligations to the extent the failure to perform such obligations by any Originator results from Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related account debtor.
This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the RASA, the receivables purchase agreement and the guarantee and indemnity.
The initial use of proceeds from the Receivables Facility was the repayment of outstanding revolver borrowings under WEX's senior secured credit agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEX INC.

Date:	May 1, 2015	By:	/s/ Steven A. Elder
Steven A. Elder
Senior Vice President and Chief Financial Officer
(principal financial and accounting officer)